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                                                                    Exhibit 99.1

INVESTORS RELATIONS CONTACT:
HealthSport, Inc.
Mike Sclafani
(303) 903-2090

                  Veteran University Sports Medicine Researcher
                   Joins Healthsport, Inc. Board of Directors

CHARLOTTE, N.C., June 18, 2009 (GLOBE NEWSWIRE) -- HealthSport, Inc. (OTCBB:HSPO
- News), announced today that Duke University sports medicine Researcher, Anthony V. Seaber, has joined HealthSport, Inc. as a member of its Board of Directors.

Mr. Seaber was educated in England and has been on staff at Duke University for over 35 years, most recently as Director of the Orthopedic Research Laboratories. He has published over 250 scientific articles in major medical journals, and has presented research extensively in the U.S. and abroad. During his years at Duke, he worked closely with all aspects of the Duke University Healthcare System, as well as the Duke Sports Medicine Group and was instrumental in the formation of the K-Lab (The Michael J. Krzyzewski Human Performance Laboratory).

Throughout his career, Mr. Seaber has acted as an advisory consultant for some of the world's leading medical, sports medicine, nutrition and pharmaceutical companies.

"We are very pleased to have Tony join our company in such a prominent capacity. His experience and reputation in the healthcare industry speaks for itself. His consultation and industry advice has helped us tremendously in the past, and we welcome him as a member of the company's Board of Directors," stated Hank Durschlag, CEO of HealthSport, Inc.

ABOUT HEALTHSPORT, INC.

HealthSport, Inc. (http://healthsportinc.com) is a fully integrated developer, manufacturer and marketer of unique and proprietary branded and private label edible film strip nutritional supplements and over-the-counter drugs. HealthSport's wholly-owned subsidiary, InnoZen, Inc. (http://www.innozen.com), is the preeminent formulator, developer and manufacturer of edible film strips that deliver drug actives through buccal (between the cheek and gum) absorption. InnoZen's proprietary edible film strip delivery technology is superior to any other competitive edible film strips currently available on the market. InnoZen has five patents pending and has developed numerous trade secrets which it incorporates in the development and manufacturing process of edible film strips.

FORWARD LOOKING STATEMENTS.

Forward-Looking Statements in this news release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks, and uncertainties and actual results could differ from those discussed. This material is information only, and is not an offer or solicitation to buy or sell the securities.